Exhibit 24

POWER OF ATTORNEY
(Bernard R. Colpitts, Jr.)


	I hereby appoint Pamela L. Tondreau, Thad Trent, Paul Dutton, Hope M. Spencer,
and Joshua B. Naftulin, and each of them, attorney-in-fact for me, each with full power of substitution, to prepare, execute, and deliver on my behalf reports required to be filed by me pursuant to Section 16 of the Securities
Exchange Act of 1934, as amended ("Section 16"), and Rule 144 and Rule 145 under the Securities Act of 1933, as amended (singly or collectively, "Rule 144"), and any and all related documents and instruments.

	Among other things, each attorney-in-fact is authorized to: execute and deliver on my behalf the Form ID (Uniform Application for Access Codes to File on
EDGAR) and any amendments or renewals thereto; file original reports (either electronically or otherwise), signed by me or on my behalf, on Forms 3, 4, and
5, and Form 144 with the Securities and Exchange Commission, any and all related documents and instruments, and to provide any necessary copies of such signed forms, documents, and instruments to The NASDAQ Stock Market and ON
Semiconductor Corporation as required by the rules under Section 16 and Rule 144 as in effect from time to time; and seek or obtain, as my representative and on my behalf, information concerning transactions in or with respect to the securities of ON Semiconductor Corporation from any third party, including brokers, employee benefit plan administrators and trustees, knowing that I hereby authorize any such person to release any such information to the attorney-in-fact and approve any such release of information.

	This power of attorney is effective from the date hereof and shall remain in effect until revoked or terminated.

Dated: July 18, 2022

/s/ BERNARD R. COLPITTS, JR.
Bernard R. Colpitts, Jr.